Exhibit 10.1

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(a)(6) OF REGULATION S-K. THE OMITTED INFORMATION IS INDICATED BY “[***].”

STRICTLY PRIVATE & CONFIDENTIAL

ADDRESSEE ONLY

Áine Miller

[***]

18 June 2026

Dear Áine,

Further to my letter dated 13 March 2026, I now wish to confirm the severance terms on offer to you and the conditions for acceptance of same.

This Letter

This Letter is sent to you on a without prejudice basis and without admission of liability on the part of Theravance Biopharma Ireland Limited (“the Company”). However, once it is accepted by you, it will serve as a compromise and settlement of all claims and demands (if any) made or which may be made by you, arising from your employment and termination of employment with the Company.

For the purpose of this Letter, “Group” means the Company and any Group Company. “Group Company” means any undertaking which for the time being is a subsidiary undertaking or joint venture of the Company, a holding undertaking of which the Company is a subsidiary undertaking, or a subsidiary undertaking or joint venture of such holding undertaking, or an undertaking in which any of the foregoing has a participating interest (the terms “undertaking”, “subsidiary undertaking”  and “holding undertaking” each having the meaning given to it in section 275 of the Companies Act 2014, and the terms “joint venture” and “participating interest” each having the meaning given to it in Schedule 4A to that Act).

Termination

Your employment will terminate by reason of redundancy on 15 November 2026 (the “Termination Date”) without further obligation on the part of the Company as set out in this Letter.

On the Termination Date, you shall sign an updated Form of Acceptance, where you will expressly re-affirm all commitments, obligations and warranties given by you in respect of this Letter as at the Termination Date.

You shall continue working up to the Termination Date in accordance with your contract of employment. You acknowledge that, in accordance with your contract of employment, you may be requested to undertake additional tasks that you may be reasonably requested to perform, arising out of the restructuring of the business.

Severance Terms

Conditional on your compliance with the conditions set out in this Letter, you will receive severance terms as follows:

1.	a statutory redundancy payment in the amount of €8,717 gross;

2.

an ex-gratia payment from the Company calculated as 100% of your Annual Base Pay (as defined in clause 28 of your contract of employment dated 10 February 2020 (as amended)) in the amount of €433,835 gross (the “Termination Payment”);

3.	to the extent applicable, a gross lump sum payment in lieu of accrued but untaken annual leave as at the Termination Date;
4.

the Company agrees to make outplacement counselling available at levels and cost determined by the Company (the “Outplacement Payment”).  Payment will be made by the Company directly to the outplacement agency upon receipt of a VAT invoice from the agency addressed to the Company;

5.

subject to the continued availability of coverage under the VHI Theravance Biopharma Healthcare Plan and the eligibility rules of the insurer, continued health insurance cover for a period of 12 months following the Termination Date under the VHI Theravance Biopharma Healthcare Plan for you, your spouse and your dependent children who are up to 25 years old if in full time education or, otherwise, who are up to 18 years old (the “Extended Health Insurance Cover”). The Company’s obligation to continue your participation in the aforementioned plan will cease the earlier of (i) the date you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment or (ii) 12 months following the Termination Date. Thereafter, the responsibility for health insurance shall terminate and will become your sole responsibility. You acknowledge that you will be responsible for the benefit in kind cost of the Extended Health Insurance Cover until 30 November 2027;

6.

subject to your strict compliance with your obligations hereunder, the vested portion of each outstanding equity award held by you at the Termination Date that is subject to time-based vesting conditions shall be calculated by adding 24 months to the actual period of service completed by you, subject to the terms of the governing equity plan and the applicable award agreements (the “Vesting Acceleration”). Any outstanding equity awards that are subject to performance-based vesting conditions shall not be eligible for acceleration of vesting pursuant to this paragraph and shall be governed by the terms of the applicable award agreement.  For the avoidance of doubt, if an equity award was subject to performance-based vesting conditions that were satisfied prior to the Termination Date but the award remained subject to time-based vesting conditions at the Termination Date, such award shall be eligible for 24 months acceleration of such time-based vesting conditions pursuant to this paragraph. Except as expressly stated herein, the treatment of your outstanding equity awards to acquire ordinary shares of Theravance Biopharma, Inc. shall be governed by the applicable award letter and plan rules, including but not limited to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan (the “Equity Plan”) (and the Irish Addendum thereto) or other applicable equity incentive or purchase plan. To the extent they vest, such equity awards will be settled (i.e. the shares subject to such equity awards will be issued to you) on date or dates to be selected by the Company in its sole discretion. The date the RSUs will be settled will depend on when the Letter becomes effective, compliance with securities laws, compliance with the equity plan documents, internal administrative considerations and potential restrictions on the Company’s ability to carry out the settlement of RSUs. You acknowledge and agree that except as set forth in this paragraph, vesting of your outstanding equity awards will cease on the Termination Date and that no further vesting will occur after the Termination Date other than to the extent you become eligible for acceleration benefits pursuant to the Theravance Biopharma Inc. Executive Severance Plan (the “Severance Plan”) as in effect at the time of the Change in Control as defined in the Severance Plan.

Receipt of the Termination Payment, the Outplacement Payment, Extended Health Insurance Cover and the Vesting Acceleration are strictly conditional on:

(a)	Your complying with the terms of this Letter;
(b)	Your employment being involuntarily terminated by the Company for a reason not entitling the Company to terminate your employment summarily without prior notice;
(c)	Your remaining in employment until the Termination Date; and
(d)

No disciplinary investigation concerning allegations against you being pending at any time prior to the Termination Date (in such circumstances, the Termination Payment, the Outplacement Payment and Extended Health Insurance Cover shall not be paid and the Vesting Acceleration shall not occur until such investigation and any ensuing disciplinary process is complete and only if such investigation does not result in the termination of your employment); provided that any such investigations shall be concluded in a commercially reasonable time period in light of the nature of the investigation.

Additional Terms

1.

You will be entitled to keep any printer and/or monitor provided by the Company for use in your home office, phone number and, provided it is more than 6 months old, your phone, subject to you providing the Company’s IT team access to the device to remove any information, software, applications, data or otherwise, in the sole discretion of the Group, as part of your exit procedures.

2.

With effect from the Termination Date, you shall cease to be an active member of Theravance Biopharma Ireland Limited Pension Scheme.  Please contact the scheme administrators [***] in order to receive a pension leaving service option statement.

3.

Save as expressly provided for in this Letter, with effect from the Termination Date, you will have no entitlement to receive any additional payments of any kind from the Company or any Group Company in connection with your former employment by the Company and its termination (other than those due in respect of basic salary, pension contributions, car allowance and health insurance premium to the extent applicable to you as set out in your contract of employment up to the Termination Date) whether in respect of remuneration, sick pay, annual leave, payment in lieu of annual leave, notice, payment in lieu of notice, health premium, car allowance, commission, bonuses, benefits in kind, shares, share options, equity, equity awards or other incentives or benefits and you acknowledge that you have no entitlement to compensation for the loss of any of the foregoing.

4.

The Company shall offer a contribution to any legal costs you incur arising from the review of this Letter up to a maximum of €750 plus VAT. If you avail of this offer, payment will be made by the Company to your solicitor upon receipt of a VAT invoice from your solicitor addressed to you but marked payable by the Company. This invoice must be addressed by email to the Company's legal advisor (details will be provided to your solicitor). Payment will be made within 60 days from date of receipt of invoice. You are responsible for any legal fees incurred by you in excess of the contribution provided for in this Letter - any invoices received by the Company's legal advisors for amounts in excess of the contribution provided for in this Letter will be invalid for the purpose of this paragraph.

Conditions

1.	If you wish to accept the terms set out above, please sign the Form of Acceptance annexed to this Letter and return same (together with a copy of this Letter) to me as soon as possible and in any event no later than close of business on 24 June 2026. The Termination Payment and all other payments payable to you in this Letter will be paid to you by electronic transfer within 30 days after the Company receives an updated Form of Acceptance signed and dated by you following the Termination Date.

2.

The payments referred to above are inclusive of any payments due to you under statute, at common law or under your contract of employment. For the avoidance of doubt, except as provided for elsewhere in this Letter all your contractual entitlements and benefits under your contract of employment with the Company and under all benefit schemes will cease with effect from the Termination Date.

3.

To the extent Theravance Biopharma, Inc. is subject to a “Change in Control” (as defined in the Severance Plan) in the 24 months before or within three months after the Termination Date, you may be eligible for additional severance benefits pursuant to the terms and conditions of the Severance Plan as in effect at the time of the Change in Control on the terms and conditions set forth therein; provided, however, that any such severance benefits shall be reduced by any amounts paid to or on account of you pursuant to paragraphs 2 and 5 in the Severance Terms section of this Letter. In such circumstances, the treatment of your outstanding equity awards will be determined by the vesting conditions set out in the Severance Plan rather than in accordance with the treatment outlined in paragraph 6 of the Severance Terms section of this Letter.

4.

To the extent Theravance Biopharma Inc. is subject to a “Change in Control” as defined in the Equity Plan prior to the Termination Date, you will be eligible for accelerated vesting in accordance with the terms of the Equity Plan. Notwithstanding the foregoing, where a successor corporation (or its parent) assumes or replaces your equity awards, the vesting acceleration provisions set out in this Letter shall continue to apply in full, and any accelerated vesting to which you become entitled under this Letter shall be honoured and applied to the assumed or replacement awards.

5.

All payments and the vesting of any equity awards specified in this Letter (and any payments in kind or benefits in kind) are subject to such taxes, levies, charges, benefit in kind and other deductions as may be required by law.

6.

In accordance with the Irish Addendum to the Equity Plan, you hereby appoint the Company as agent and/or attorney for the sale of such number of ordinary shares acquired by you pursuant to the vesting (whether as a result of the Vesting Acceleration or otherwise) and/or settlement of your outstanding equity awards to cover: (i) any deductions that the Company and/or the Group Company is required by law to make, including but not limited to deduction of any income tax, universal social charge and employee pay related social insurance due as a result of such vesting and/or settlement; and (ii) all reasonable fees, commissions and expenses incurred in relation to such sale. To the extent any RSUs vest pursuant to this paragraph, the Company will instruct E*Trade to sell either (1) a number of shares subject to your RSUs necessary to satisfy the Company’s minimum statutory tax withholding requirements (with the remaining shares deposited into your E*Trade account) or (2) all of the shares subject to such RSUs, in each case consistent with the instructions you provided in connection with the grant of such RSUs. You hereby authorise the payment to the Company and/or the Group Company of the appropriate amount out of the net proceeds of the sale of the ordinary shares or, if this is not possible, other amounts due to you at the Termination Date.

7.

You acknowledge that during the term of your employment up to the Termination Date you had and will have access to information which is confidential and/or proprietary to the Company, including but not limited to information of a business, financial or technical nature relating to the business and affairs of the Company.  You undertake and agree that all such information shall be and remain at all times the exclusive property of the Company.  You further undertake and agree that you will not at any time, prior to or following the termination of your employment with the Company, disclose such information to anyone else nor shall you use it for your own benefit or for the benefit of others without prior written consent of a duly authorised officer of the Company.

8.

Save as expressly provided for in this Letter (including in respect of certain equipment the Company is expressly allowing you to retain as set out in paragraph 1 in the Additional Terms section of this Letter), you warrant that you will, on or before the Termination Date, return to the Company in good condition any and all property belonging to or relating to the business of the Company and any Group Company which is in the your possession, custody or control, including, without limitation access swipe cards, the Company’s computer equipment and all other IT equipment and devices, all computer records relating to the Company or to the customers or suppliers of the Company, all printers, laptops, fax machines, mobile phones, corporate credit and security cards, all Company records and all other data and documentation in your possession or under your control pertaining to the business and affairs of the Company and all other Company property in the your possession or under your control.

9.

Both you and the Company agree to keep confidential and not disclose the terms of this Letter and/or the discussions between you and the Company leading to this Letter, except in strict confidence to their lawyers  and tax advisors, your spouse or civil partner (provided such person agrees to be bound by the terms of this paragraph),  the relevant tax authorities or any other State agencies, as may be required or expressly permitted by law, and in the case of the Company, as is necessary to process or implement the terms of this Letter. Nothing in this paragraph shall prevent you from disclosing information which you are entitled to disclose under the Protected Disclosures Act 2014, as amended provided that the disclosure is made in accordance with the provisions of the relevant Act.

10.

You agree not to make nor publish, nor cause to be made or published, any derogatory comments about the Group (including, for this purpose, the directors, employees and management of the Group) and the Company, on its own behalf and as agent for the companies in Theravance Biopharma Group, agrees that it/they will not, and will procure that its/their directors and officers and executive management will not, make or publish, or cause to be made or published any derogatory comments concerning you or that impugn your professionalism, probity or competence.

11.	You warrant that up to and as at the date of your signing the Form of Acceptance to this Letter (or date of re-signing, as applicable):
(a)

you have not committed any breach of any duty owed to the Company (and for the avoidance of doubt have not admitted the Company to any contractual obligation with any third party of which the Company is not already aware);

(b)

you have not, done or failed to do anything which amounts to a repudiatory breach of the express or implied terms of the employment with the employer or which, if it had been done or omitted after the execution of the Form of Acceptance, would have been in breach of any of its terms;

(c)

you are not aware of any matters relating to any acts or omissions by you or by any director, officer, employee or agent of the Company which if disclosed to the Company might affect its decision to enter into this Letter; and

(d)

if you issue or commence any claims or proceedings against the Company, any Group Company and/or any of its or their current and former officers, directors, employees or agents in relation to claims accepted as settled as referred to in the Form of Acceptance, you agree to repay to the Company on demand a sum equal to the value after deduction of income tax and social insurance contributions of any discretionary payments received under this Letter (including, but not limited to, the Termination Payment).  You agree that in such circumstances the said sum shall be recoverable from you by the Company as debt.

12.

Both parties agree that this Letter may be signed by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of a party’s intention to be bound by this Letter if signed by each party’s manuscript signature.

This Letter may be executed by the parties by separate counterparts, each of which when executed, shall constitute the original and all such counterparts together constitute one and the same instrument.

In conclusion, I wish to take this opportunity to thank you for your service to the Company and to wish you well for the future.

Yours sincerely

/s/ Rick E Winningham
Rick E Winningham

FORM OF ACCEPTANCE

I acknowledge receipt of the attached letter dated 18 June 2026 from Theravance Biopharma Ireland Limited (the “Company”) to me (the “Letter”).

I also acknowledge and confirm that the termination of my employment by reason of redundancy shall take effect on the Termination Date as specified in the Letter.

I hereby irrevocably and unconditionally agree to and accept the terms and conditions of the Letter and agree that same are in full and final settlement of all claims of whatsoever nature made and/or which may be made by me in Ireland and/or in any other jurisdiction against the Company and any Group Company and its and their current or former officers, directors, employees and agents in connection with and/or arising out of and/or concerning my employment with the Company and/or the termination of such employment.

Without prejudice to the generality of the foregoing, I hereby acknowledge and agree that the provisions made in the Letter constitute a full and final settlement of all claims, rights of action, demands, complaints, grievances, and disputes (if any) made, issued, lodged or threatened in any jurisdiction and/or which may be made, issued, lodged or threatened by me in any jurisdiction against the Company and any Group Company, and its and their current or former officers, directors, employees and agents whether such claims arise at common law, under contract, in equity, in tort, or pursuant to statute (including but not limited to any and all claims that may be made in Ireland pursuant to the Workplace Relations Act 2015, the Redundancy Payments Acts 1967 to 2022, Minimum Notice and Terms of Employment Acts 1973 to 2005, Payment of Wages Act 1991, Organisation of Working Time Act 1997, Employment Equality Acts 1998 to 2021, the Terms of Employment (Information) Acts 1994 to 2014, the Protection of Employment Acts 1977 to 2014, the Data Protection Acts 1988 to 2018, the Protection of Employees (Part-time Work) Act 2001, the Protection of Employees (Fixed-Term Work) Act 2003, the Industrial Relations Acts 1946 to 2019, the Pensions Acts 1990 to 2018, the Maternity Protection Acts 1994 to 2004, the Paternity Leave and Benefit Act 2016, the Adoptive Leave Acts 1995 to 2005, the Parental Leave Acts 1998 to 2019, the Carers Leave Act, 2001, the National Minimum Wage Acts, 2000 to 2015, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Safety, Health and Welfare at Work Acts 2005 to 2014, the Protected Disclosures Act 2014 to 2022, the Criminal Justice Act 2011, the Equal Status Acts 2000 and 2018,  the Employment (Miscellaneous Provisions) Act 2018, the Employment Permits Act 2024, the Protection of Employees (Temporary Agency Work) Act 2012, the Protection of Young Persons (Employment) Act 1996, the Workplace Relations (Miscellaneous Provisions) Act 2021 and the Unfair Dismissals Acts 1977 to 2015) and/or pursuant to other employee protection legislation or for personal injury (including any claims for alleged psychological or psychiatric personal injuries or alleged occupational stress, bullying or harassment) or otherwise howsoever arising whether such claims are or could be known by me or are in contemplation by me at the date of signing this Form of Acceptance.

I acknowledge that I have read and been provided with the opportunity to take independent legal advice in respect of the Letter and the provisions thereof and that I understand, accept and agree to the contents of same and, furthermore, that I am signing this Form of Acceptance voluntarily without coercion of any description and with full understanding that I am releasing and compromising any and all claims and demands of every nature whatsoever that I have or might have against the Company, any Group Company, and its or their current or former officers, directors, employees and agents.

This Form of Acceptance and the Letter override and supersede all prior discussions, representations and understandings concerning my severance arrangements and the conditions for acceptance of this offer.  I acknowledge that I am not entering into this Form of Acceptance in reliance on any representations, undertakings, agreements or warranties not expressly set out or explicitly referred to herein or in the Letter.

Dated this

Signed by:	Witness:

/s/ Áine Miller	/s/ [***]

Áine Miller
19th June 2026